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                       October 19, 2021

       Joseph C. Passalaqua
       Chief Executive Officer
       Nine Alliance Science & Technology Group
       7325 Oswego Road
       Liverpool, NY 13090

                                                        Re: Nine Alliance
Science & Technology Group
                                                            Form 10-12G
                                                            Filed June 16, 2021
                                                            File No. 000-56293

       Dear Mr. Passalaqua:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing
       cc:                                              Stephen Mills